Exhibit 10.2

TIME SHARING AGREEMENT

This Time Sharing Agreement (this “Agreement”), is made and entered into this 13th day of June, 2025, by and between International Paper Company, a New York corporation (the “Company”), and Andrew K. Silvernail, Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), with a primary residence in Memphis, Tennessee (“Timesharee”).

W I T N E S S E T H:

WHEREAS, Company is a registered owner of an undivided percent interest in certain aircraft noted on Schedule A (the “Aircraft”) to be used for business travel purposes by employees and non-employee directors of Company in accordance with Part 91 of the Federal Aviation Regulations and Company’s policy regarding the use of corporate aircraft; and

WHEREAS, pursuant to a Fractional Program Agreement dated February 27, 2025, between Company and NetJets Aviation, Inc. (the “Manager”), Company employs a management company to manage and maintain the Aircraft with a fully qualified crew; and

WHEREAS, the Aircraft are subject to an Aircraft Lease Agreement dated February 27, 2025, (the “Lease Agreement”), among Company and Manager; and

WHEREAS, Company has the right and lawful authority to enter into time sharing agreements, as provided in §91.501 of the Federal Aviation Regulations (“FARs”) to provide the Timesharee with personal travel consistent with the Terms and Conditions of Offer of Employment as Chief Executive Officer letter dated March 14, 2024, by and between the Timesharee and Company (the “Offer Letter”); and
WHEREAS, Section FAR 91-501(b)(10) authorizes fractional owners to enter into time sharing agreements authorized by Section 91-501(b)(6).

WHEREAS, Manager has agreed to make the Aircraft, with flight crew available to Timesharee for Timesharee’s personal travel in accordance with the Offer Letter on a non-exclusive time-sharing basis in accordance with §91.501 of the FARs; and

WHEREAS, the Timesharee agrees to reimburse Company for all personal use of the Aircraft as permitted under the FARs and pursuant to the terms of this Agreement.
NOW THEREFORE, Company and Timesharee, declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:
1.Provision of Aircraft and Crew. Company agrees to provide to Timesharee the Aircraft and flight crew on a time sharing basis in accordance with the provisions of FAR Part 91, including §§ 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs. Manager shall provide, at its sole expense, qualified flight crew for all flight operations under this Agreement. If Manager is no longer the owner or operator of any of the Aircraft, Schedule A shall be deemed amended to delete any reference to such Aircraft and this Agreement shall be terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft identified thereon, if any. No such termination shall affect any of the rights and obligations of the parties accrued or incurred prior to such termination. If Manager becomes the owner or operator of any aircraft not listed on Schedule A hereto, Schedule A shall be modified to include such aircraft as an Aircraft covered by this Agreement, and thereafter this Agreement shall remain in full force and effect with respect to such Aircraft and each of the other Aircraft identified thereon, if any.

2.Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated by either party on written notice to the other party, such termination to become effective 30 days from the date of the notice, provided that this Agreement may be terminated immediately upon the termination of the Lease Agreement in accordance with the terms of the Lease Agreement. This Agreement shall terminate immediately in the event that Timesharee is no longer either the Chief Executive Officer or the Chairman of the Board. Notwithstanding the foregoing, any provisions directly or indirectly related to Timesharee’s payment obligations for flights under Section 3 completed prior to the date of termination and the limitation of liability provisions in Section 10 shall survive the termination of this Agreement.

3.Reimbursement of Expenses. For each Trip or Round Trip (as such terms are defined below) conducted under this Agreement, Timesharee shall pay Company an amount (as determined by Manager) equal to the actual expenses of operating such Trip (excluding non-occupied legs, or “dead-head” flights, needed by Manager to position the Aircraft for business use), not to exceed the sum of the following expenses as permitted pursuant to FAR 91.501(d), in excess of the amount allowed pursuant to the Offer Letter, as may be amended from time to time by the Board:

(a)Fuel, oil, lubricants, and other additives;

(b)Travel expenses of the crew, including food, lodging, and ground transportation;

(c)Hangar and tie-down costs away from the Aircraft’s base of operation;

(d)Insurance obtained for the specific flight as per Section 8.(b);

(e)Landing fees, airport taxes, and similar assessments;

(f)Customs, foreign permit, and similar fees directly related to the flight;

(g)In-flight food and beverages;

(h)Passenger ground transportation;

(i)Flight planning and weather contract services; and

(j)An additional charge equal to one hundred percent (100%) of the expenses listed in subsection (a) above.

The term “Trip” shall mean a personal flight from a departure point to a single destination. A “Round Trip” shall mean a personal flight from a departure point to one destination and back to the same departure point. In the event that Timesharee travels from a departure point to multiple destinations, Manager will provide a separate invoice for each Trip.

4.Invoicing and Payment. All payments to be made to Company by Timesharee hereunder shall be paid in the manner set forth in this Section 4. Manager will pay, or cause to be paid, all expenses related to the operation of the Aircraft hereunder in the ordinary course. Within 30 days of the end of each Trip or Round Trip, Manager shall provide or cause to be provided to Company and Timesharee an invoice showing all personal use of the Aircraft by Timesharee pursuant to this Agreement during that Trip or Round Trip and a complete accounting detailing all amounts that are payable by Timesharee pursuant to Section 3 for that Trip or Round Trip (plus applicable domestic or international air transportation excise taxes, and any other fees, taxes or charges assessed on passengers by and remitted to a government agency or airport authority). Timesharee shall pay all amounts due under the invoice in a manner reasonably acceptable to Company not later than 30 days after receipt thereof. In the event Manager has not received all supplier invoices for reimbursable charges relating to such Trip or Round Trip prior to such invoicing, Manager shall issue a supplemental invoice(s) for such charge(s) to Company and Timesharee, and Timesharee shall pay each supplemental invoice within 30 days after receipt thereof.

5.Flight Requests. Timesharee shall provide Manager with Trip or Round Trip requests to be undertaken pursuant to this Agreement and proposed flight schedules as far in advance of Timesharee’s desired departure as possible, and at least 24 hours prior to Timesharee’s planned departure or as may be required by law. The advance notice requirement in this Section 5 may be waived by Manager in its discretion. All Trip or Round Trip requests under this Agreement shall be in accordance with all reasonable policies established by Manager. Trip or Round Trip requests shall be in writing on a form that is provided by Manager to the Timesharee. Manager shall have sole and exclusive authority over the scheduling of the Aircraft. Manager shall not be liable to Timesharee or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason. In addition to requested schedules and departure times for each Trip or Round Trip, Timesharee shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Manager or its flight crew:

(a)desired departure point, destination and date and time of flight;

(b)names and personal contact information of anticipated passengers;

(c)nature and extent of luggage and/or cargo expected to be carried;

(d)date and time of return flight, if any; and

(e)any other information concerning the proposed flight that may be pertinent to or required by Manager, its flight crew, or governmental entities.

6.Operational Authority and Control.

(a)Manager shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights under this Agreement, and shall retain full authority and control, including exclusive operational control and exclusive possession, command and control of the Aircraft for all flights under this Agreement.

(b)Manager shall furnish, at its expense, a fully qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement and included on the insurance policies that Manager is required to maintain hereunder. In accordance with applicable FARs, the qualified flight crew provided by Manager will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the locations at which landings shall be made, and all other matters relating to operation of the Aircraft. Timesharee specifically agrees that the flight crew shall have final and complete authority to delay or cancel any Trip or Round Trip for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action that in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Timesharee or any other person for loss, injury, damage or delay. Manager’s operation of the Aircraft hereunder shall be strictly within the guidelines and policies established by Manager and FAR Part 91.

(c)Subject to Aircraft and crew availability, Manager shall use its good faith efforts, consistent with its approved policies, to accommodate Timesharee’s needs and avoid conflicts in scheduling. Although every good faith effort shall be made to avoid its occurrence, any flights scheduled under this Agreement are subject to cancellation by either party without incurring liability to the other party. In the event of a cancellation, the canceling party shall provide the maximum notice reasonably practicable.

7.Aircraft Maintenance. Manager shall, at its own expense, cause the Aircraft to be inspected, maintained, serviced, repaired, overhauled, and tested in accordance with FAR Part 91 so that the Aircraft will remain in good operating condition and in a condition consistent with its airworthiness certification and shall take such requirements into account in scheduling the Aircraft hereunder, including but not limited compliance with applicable airworthiness directives and service bulletins. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of conducting Trips or Round Trips unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such delay or postponement is consistent with the sound discretion of the pilot-in-command. In the event that any non-standard maintenance is required during the term and will interfere with Timesharee’s requested or scheduled Trips or Round Trips, Manager, or Manager’s pilot-in-command, shall notify Timesharee of the maintenance required, the effect on the ability to comply with Timesharee’s requested or scheduled Trips or Round Trips and the manner in which the parties will proceed with the performance of such maintenance and conduct of such flight(s). In no event shall Manager be liable to Timesharee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft under this Agreement, whether or not maintenance-related.

8.Insurance.

(a)Manager, at its expense, will maintain or cause to be maintained in full force and effect throughout the Term an aviation liability and physical damage insurance policy including: aviation liability insurance against bodily injury and property damage claims arising out of the use of the Aircraft in an amount not less than $400 million for each occurrence; and physical damage insurance for the Aircraft in amounts determined by Manager at its sole discretion. The aviation liability coverage shall include Timesharee as an insured, and include a severability of interest provision providing that the insurance shall apply separately to each insured against whom a claim is made, except as respects the limits of liability. The aviation liability and hull insurance coverage shall include provisions whereby the insurer(s) waive all rights of subrogation they may have or acquire against Timesharee and shall permit the use of the Aircraft by Manager for compensation or hire as provided in §91.501 of the FARs.

(b)Manager shall use reasonable commercial efforts to provide such additional insurance for specific flights under this Agreement as Timesharee may reasonably request. Timesharee acknowledges that any Trips or Round Trips scheduled to areas not currently covered by existing policies may require Manager to purchase additional insurance to comply with applicable regulations, and Manager shall be required to maintain or cause to be maintained such additional insurance. The cost of all flight-specific insurance shall be borne by Timesharee as provided in Section 3(d).

9.Use of Aircraft. Timesharee warrants that:

(a)He has all necessary powers to enter into the transactions contemplated in this Agreement and has taken actions required to authorize and approve this Agreement;

(b)He will use the Aircraft under this Agreement for and only for his own business and personal use, including the carriage of his guests, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire or for common carriage;

(c)He will not permit as guests on the Aircraft any appointed or elected government official, or any candidates for any such offices.

(d)He will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his actions or inactions, and shall not attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or Manager’s rights hereunder or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(e)During the Term, he will abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft by the lessee under a time sharing arrangement and all applicable policies of Manager.

10.Limitation of Liability. COMPANY DOES NOT MAKE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY AIRCRAFT TO BE USED HEREUNDER OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR TITLE.

IN NO EVENT SHALL COMPANY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO TIMESHAREE, HIS EMPLOYEES, AGENTS OR GUESTS FOR ANY CLAIMED INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER IT KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE, LOSS OR EXPENSE.

The provisions of this Section 10 shall survive the termination or expiration of this Agreement.

11.Base of Operations. For purposes of this Agreement, the base of operation of the Aircraft is Memphis, Tennessee, provided that such base may be changed at Company’s sole discretion upon notice from Company to Timesharee.

12.Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Section 5) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by electronic mail (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to the Company:        International Paper Company
6400 Poplar Avenue
Memphis, TN 38197
Attn: Joseph R. Saab, Senior Vice President, General Counsel and Corporate Secretary
E-mail: joseph.saab@ipaper.com

If to Timesharee:        Andrew K. Silvernail, Chief Executive Officer
                International Paper Company
                6400 Poplar Avenue
                Memphis, TN 38197
        E-mail: andy.silvernail@ipaper.com

Or, to such other person or address as either party may from time to time designate in writing to the other party.

13.Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, and there are no representations, warranties, rights, obligations, liabilities, conditions, covenants, or agreements relating to such subject matter that are not expressly set forth herein. There are no third-party beneficiaries of this Agreement.
14.Further Acts. Company and Timesharee shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the other party.
15.Successors and Assigns. Timesharee shall not have the right to assign, transfer or pledge this Agreement. This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.
16.Taxes. Timesharee shall be responsible for paying, and Company shall be responsible for collecting from Timesharee and paying over to the appropriate authorities, all applicable Federal excise taxes imposed under IRC §4261 and all sales, use and other excise taxes imposed by any authority in connection with the use of the Aircraft by Timesharee hereunder.
17.Governing Law and Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Tennessee, without regard to its choice of law principles. The parties hereby consent and agree to submit to the exclusive jurisdiction and venue of any state or federal court in Memphis, Tennessee in any proceedings hereunder, and each hereby waives any objection to any such proceedings based on improper venue or forum non-conveniens or similar principles. The parties hereto hereby further consent and agree to the exercise of such personal jurisdiction over them by such courts with respect to any such proceedings, waive any objection to the assertion or exercise of such jurisdiction and consent to process being served in any such proceedings in the manner provided for the giving of notices hereunder.

18.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.
19.Amendment or Modification. This Agreement may be amended, modified or terminated only in writing duly executed by the parties hereto.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart. Each party may transmit its signature by facsimile, and any faxed counterpart of this Agreement shall have the same force and effect as a manually-executed original.
21.Truth-in-Leasing Compliance. Company, on behalf of Timesharee, shall (i) deliver a copy of this Agreement to the Federal Aviation Administration, Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, Oklahoma 73125 within 24 hours of its execution, (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time for such flight, and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.
22.TRUTH-IN-LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

(a)THE AIRCRAFT NOTED ON SCHEDULE A HAVE BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.490(f)(3) AND PART 135 DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS LEASE.

(b)COMPANY CERTIFIES THAT (BASED ON THE REPRESENTATION OF MANAGER OF THE AIRCRAFT) THAT EACH OF THE AIRCRAFT NOTED ON SCHEDULE A IS IN COMPLIANCE WITH ALL APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS FOR ALL OPERATIONS TO BE CONDUCTED UNDER THE LEASE AGREEMENT.

(c)COMPANY AGREES, CERTIFIES AND ACKNOWLEDGES, AS EVIDENCED BY ITS SIGNATURE BELOW, THAT WHENEVER ANY OF THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, COMPANY SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS LEASE. EACH PARTY CERTIFIES THAT IT UNDERSTANDS ITS RESPECTIVE RESPONSIBILITIES, IF ANY, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. I, THE UNDERSIGNED, JOY N. ROMAN, AS SENIOR VICE PRESIDENT, CHIEF PEOPLE AND STRATEGY OFFICER OF COMPANY, CERTIFY THAT COMPANY IS RESPONSIBLE FOR

OPERATIONAL CONTROL OF THE AIRCRAFT FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(d)THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written. The persons signing below warrant their authority to sign.

INTERNATIONAL PAPER COMPANY

		/s/ Joy N. Roman		/s/ Andrew K. Silvernail
By:			By:
	Name:	Joy N. Roman		Name: Andrew K. Silvernail
	Title:	Senior Vice President, Chief People and Strategy Officer		Title: Chairman of the Board and Chief Executive Officer

A legible copy of this Agreement shall be kept in the Aircraft for all operations conducted hereunder.

SCHEDULE A

Type of Aircraft	U.S. Registration Number	Percentage Interest	Manufacturer Serial Number
Leased 2013 2025 Bombardier Inc BD-700-1A11 (Global 5500)	N109QS	18.75	9589
Leased Textron Aviation Inc. 680A (Citation Latitude) temporarily on a 2015 Embraer Executive Aircraft, Inc. EMB-505 (Phenom 300)* the corresponding information is for the temporary Phenom 300	N371QS	25%	50500279
Leased 2019 Embraer Executive Aircraft, Inc. EMB-505 (Phenom 300E)	N432QS	37.5%	50500508